PROSPECTUS SUPPLEMENT                                         File No. 333-38792
---------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 16, 2000 and June 15, 2000, respectively
Prospectus number:      2051


                             Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                                Fixed Rate Notes


Principal Amount:          $80,000,000

CUSIP Number:              59018Y CS8

Interest Rate:             0.00000%

Original Issue Date:       December 14, 2000

Stated Maturity Date:      December 14, 2005

Interest Payment Dates:    Accrued  interest  will only be paid on the  Maturity
                           Date,   subject  to  the   following   business   day
                           convention. No interim interest payments will be made
                           (except as provided for below).

Other Provisions:          Notwithstanding any other provision contained in this
                           Note,  if an  Event of  Default  (as  defined  in the
                           Indenture)  with respect to the Notes shall occur and
                           be  continuing  and the principal of all the Notes is
                           declared  due and  payable in the manner and with the
                           effect  provided in the Indenture,  "principal"  with
                           respect to this Note in  determining  any amount then
                           declared  due and payable  shall mean the Issue Price
                           of  this  Note  plus  that  portion  of  the  accrued
                           Original  Issue Discount  attributable  to the period
                           from  the   Original   Issue  Date  to  the  date  of
                           acceleration   (calculated  on  a  semi-annual   bond
                           equivalent  basis  using a year  composed  of  twelve
                           30-day months).  Issue Price shall equal  $57,276,000
                           and Original Issue Discount shall equal $22,724,000

Repayment at the Option
of the Holder:             The  Notes  cannot  be  repaid  prior  to the  Stated
                           Maturity Date.

Redemption at the Option
of the Company:            The Notes  cannot  be  redeemed  prior to the  Stated
                           Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                   The Chase Manhattan Bank

Dated:                     November 30, 2000